Exhibit 5.1
[Squire, Sanders & Dempsey L.L.P. Letterhead]
May 24, 2010
U.S. Bancorp
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
     We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4, as the same may be amended from time to time (as amended, the “Registration Statement”), to which this opinion is attached, filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to (i) the Company’s proposed exchange (the “Exchange Offer”) of up to 1,250,000 Depositary Shares (the “Depositary Shares”), each representing a 1/100th interest in a Share of Series A Non-Cumulative Perpetual Preferred Stock of the Company (the “Preferred Stock”), in exchange for any and all of the 1,250,000 outstanding 6.189% Fixed-to-Floating Rate Normal ITS issued by USB Capital IX (the “Normal ITS”), as described in the prospectus and consent solicitation statement contained therein (the “Prospectus and Consent Solicitation Statement”), and (ii) the registration of the Depositary Shares and the related Preferred Stock issued in connection with the Exchange Offer.
     We have examined such documents, including resolutions of the Board of Directors of the Company, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the effectiveness of the Registration Statement.
     We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon information obtained from officers of the Company and from public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

U.S. Bancorp
May 24, 2010

     Based on the foregoing, we are of the opinion that,
     1. When the specific terms of the Preferred Stock have been specified in an amended certificate of designation duly adopted by the Board of Directors of the Company or a duly authorized committee thereof and duly filed with the Secretary of State of Delaware, such Preferred Stock will have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefore in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and nonassessable.
     2. When the specific terms of the Depositary Shares have been specified in a Deposit Agreement, the Depositary Shares established in such Deposit Agreement will have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefore in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and nonassessable.
          Our opinions expressed above are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution, and the federal laws of the United States of America.
          We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus and Consent Solicitation Statement included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Squire, Sanders & Dempsey L.L.P.